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                                  Exhibit 4.1
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                                                                  CONFORMED COPY


                              AMENDMENT AGREEMENT
                              -------------------


                 Amendment Agreement, dated as of October 27, 1994, between Puritan-Bennett Corporation, a Delaware corporation (the "Company"), and UMB Bank, N.A.


                 WHEREAS, the Company and the Rights Agent have heretofore executed and entered into a Rights Agreement, dated as of May 2, 1989 (the "Rights Agreement"), setting forth the terms of Common Stock Purchase Rights of the Company (the "Rights").

                 WHEREAS, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement pursuant to the provisions of
Section 27 of the Rights Agreement; and

                 WHEREAS, all acts and things necessary to make this Amendment Agreement a valid, legal and binding instrument of the Company and the Rights Agent have been duly done, performed and fulfilled, and the execution and delivery hereof by each of the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent, respectively:

                 NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

                 1.       Pursuant to Section 27 of the Rights Agreement,
Section 3(a) of the Rights Agreement is hereby modified and amended to read in its entirety as set forth in Annex A.

                 2. This Amendment Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

                 3. In all respects not inconsistent with the terms and provisions of this Amendment Agreement, the Rights Agreement is hereby ratified and confirmed. In executing and delivering this Amendment Agreement, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.
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                                       2

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be fully executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                             PURITAN-BENNETT CORPORATION



                                             By:  /s/ Burton A. Dole, Jr.
                                                  -----------------------------
                                                  Name:    Burton A. Dole, Jr.
                                                  Title:   President


By:  /s/ Daniel C. Weary
     -------------------------------------
     Name:   Daniel C. Weary
     Title:  Secretary and General Counsel


                                             UMB BANK, N.A.



                                             By:  /s/ Nancy L. Hoffman
                                                  -----------------------------
                                                  Name:    Nancy L. Hoffman
                                                  Title:   Vice President

By:  /s/ R. William Blomker
     ------------------------------
     Name:     R. William Blomker
     Title:    Assistant Secretary





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                                    Annex A
                                    -------

(a) Until the earlier of (i) the Stock Acquisition Date or (ii) the close of business on such day, as may, from time to time, be designated by the Board of Directors (acting in its sole discretion), that is after the tenth business day after the date of the commencement of, or first public announcement of the intent of any Person (other than the Company, any subsidiary of the Company, or any employee benefit plan of the Company or any of its subsidiaries or any Person organized, appointed or established by the Company or any subsidiary of the Company for or pursuant to the terms of any such plan) to commence (which intention to commence remains in effect for five business days after such announcement), a tender or exchange offer if, upon consummation thereof, such Person would be an Acquiring Person, (the earlier of subsections (i) and (ii) hereof being herein referred to as the "Distribution Date"), the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Common Stock (which certificates for the Common Stock shall be deemed also to be Rights Certificates) and not by separate Rights Certificates, and the right to receive Rights Certificates will be transferable only in connection with the transfer of the Common Stock. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Rights Certificate, in substantially the form of Exhibit A attached hereto, evidencing one Right for each share of the Common Stock so held, subject to adjustment as provided herein. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

               As soon as practicable following the Record Date, the Company will send a copy of a Summary of Rights, in substantially the form attached hereto as Exhibit A (the "Summary of Rights"), by first-class, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for the Common Stock outstanding as of the Record Date, until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the Rights will be evidenced by such certificates for the Common Stock together with the Summary of Rights and the registered holders of the Common Stock shall also be the registered holders of the associated Rights. Until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the surrender for transfer of any of the certificates for the Common Stock outstanding on the Record Date, even without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.